Exhibit (p)(6)

Seven Canyons Advisors, LLC

CODE OF ETHICS

As amended in June 2022

This Code of Ethics (the “Code of Ethics”) has been adopted by Seven Canyons and is designed to comply with Rule 17j-1under the Investment Company Act of 1940, as amended, and Rule 204A-1under the Investment Advisers Act of 1940, as amended.

Fiduciary Standards and Compliance with the Federal Securities Laws

At all times, Seven Canyons and its Employees must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The CCO administers the Code of Ethics and all questions regarding the Code of Ethics should be directed to the CCO. Employees must cooperate to the fullest extent reasonably requested by the CCO to enable (i) Seven Canyons to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge his or her duties under the Manual.

All Employees are deemed to be Access Persons under this Code of Ethics. Employees will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Employees. Employees must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting Seven Canyons’ services, and engaging in other professional activities.

We expect all Employees to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, Seven Canyons must act in its Clients’ best interests at all times. Neither Seven Canyons, nor any Employee should ever benefit at the expense of any Client.

Employees are generally expected to discuss any perceived risks, or concerns about Seven Canyons’ business practices, with their direct supervisor. However, if an Employee is uncomfortable discussing an issue with their manager, or if they believe that an issue has not been appropriately addressed, they should promptly bring the matter to the CCO’s attention.

Reporting Violations

Improper actions by Seven Canyons or its Employees could have severe negative consequences for Seven Canyons, its Clients, and its Employees. Impropriety, or even the appearance of impropriety, could negatively impact all Employees, including people who had no involvement in the problematic activities.

Employees must promptly report any improper or suspicious activities, including any suspected violations of the Code of Ethics, to the CCO. Issues can be reported to the CCO in person, or by telephone, email, or written letter. Reports of potential issues may be made anonymously. Any reports of potential problems will be thoroughly investigated by the CCO, who will report directly to the COO on the matter. Any problems identified during the review will be addressed in ways that reflect Seven Canyons’ fiduciary duty to its Clients.

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Exhibit (p)(6)

An Employee’s identification of a material compliance issue will be viewed favorably by the Company’s senior executives. Retaliation against any Employee who reports a violation of the Code of Ethics in good faith is strictly prohibited and will be cause for corrective action, up to and including dismissal. If an Employee believes that he or she has been retaliated against, he or she should notify the COO directly.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Employee to civil, regulatory, or criminal sanctions. No Employee will determine whether he or she committed a violation of the Code of Ethics or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations. If the CCO determines that a material violation of this Code of Ethics has occurred, the CCO will promptly report the violation, and any association action(s), to Seven Canyons’ senior management.

Distribution of the Code and Acknowledgement of Receipt

Seven Canyons will distribute this Manual, which contains the Code of Ethics, to each Employee upon the commencement of employment, annually, and upon any change to the Code of Ethics or any material change to another portion of the Manual.

All Employees must acknowledge that they have received, read, understood, and agree to comply with Seven Canyons’ policies and procedures described in this Manual, including this Code of Ethics, upon commencement of employment, annually, and following any material change to the Manual.

Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including Seven Canyons, Employees, and current or prospective Clients. Any failure to identify or properly address a conflict can have severe negative repercussions for Seven Canyons, its Employees, and/or Clients. In some cases, the improper handling of a conflict could result in litigation and/or disciplinary action.

Seven Canyons’ policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Employees must use good judgment in identifying and responding appropriately to actual or apparent conflicts.

In some instances, conflicts of interest may arise between Clients. Responding appropriately to these types of conflicts can be challenging and may require appropriate disclosures if there is any appearance that one or more Clients have been unfairly disadvantaged. Employees must promptly notify the CCO if it appears that any actual or apparent conflict of interest between Clients has not been appropriately addressed.

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Exhibit (p)(6)

Personal Securities Transactions

1.	Reportable Securities

Seven Canyons requires Employees to provide periodic reports regarding transactions and holdings in all “Reportable Securities”, which include any Security except;

•	Direct obligations of the Government of the United States
•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short- term debt instruments, including repurchase agreements;
•	Shares issued by money market funds;
•	Shares issued by open-end investment companies registered in the U.S., other than funds advised by Seven Canyons;
•	Interests in 529 college savings plans; and
•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised by Seven Canyons.

As a reminder, Exchange Traded Funds (“ETFs”) are Reportable Securities and are subject to the reporting requirements. In addition, mutual funds advised by Seven Canyons are Reportable Funds.

2.	Reportable Accounts

This Code of Ethics applies to all accounts holding any Security over which Employees have any beneficial ownership interest or direct influence or control over, which typically include accounts held by immediate family members sharing the same household. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

As Reportable Funds are among the investment options in Seven Canyons’ 401(k) Plan, employee 401(k) accounts are reportable.

3.	Pre-clearance Procedures

Employees shall seek pre-clearance for public equites and shares of Reportable Funds (mutual funds advised by Seven Canyons) via the Electronic Reporting System. For purposes of this Code of Ethics, ETFs are excluded from the definition of public equities and can be traded by employees without pre- clearance. Once the request is received by the CCO or his or her designee, the CCO will first request information from the portfolio manager who is responsible for implementing Seven Canyons’ trading decisions to ensure adherence to the blackout period with regard to the issuer to be pre-cleared for personal trading. If there is no conflict with regard to recent or contemplated trades by Seven Canyons, the trade will be approved by the CCO or his or her designee, via the Electronic Reporting System and the Employee has until the end of the next business day to execute the transaction. If there is a conflict with regard to recent or contemplated trades by Seven Canyons, the trade will be denied by the CCO or his or her designee via the Electronic Reporting System.

Employees may not acquire any securities issued as part of an IPO or a Limited Offering (including private fund(s) advised by Seven Canyons), without prior written approval from the CCO. Any such approval will take into account, among other factors, whether the investment opportunity should be reserved for a client and whether the investment opportunity is being offered to the Employee because of his or her position with Seven Canyons.

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Exhibit (p)(6)

4.	Blackout period

Trading by employees who are not portfolio managers in securities also owned by or contemplated for Seven Canyons’ managed account(s) will be subject to a blackout period. The blackout period will be observed when Seven Canyons makes an investment decision to enter into a position or to change the weight of a position in the portfolio of a Client’s account. In that case, employees who are not portfolio managers cannot trade the security involved during the period starting 5 business days before the trade implementing the investment decision in a client account is made, during the trading, and 5 business days after the completion of trading. Trading in securities also owned by or contemplated for Seven Canyons’ managed account(s) by portfolio managers is subject to the restrictions discussed below.

5.	Restrictions applicable to portfolio managers

Because portfolio managers are involved in the day-to-day security research and selection process, they must adhere to additional requirements when making trades in their personal accounts to avoid actual or perceived conflicts of interest. As a general matter, portfolio managers are prohibited from delaying or foregoing the purchase of any security for a client account in order to achieve a personal gain. To assist in managing this potential conflict, a Watch List is maintained, which includes securities that the portfolio managers are contemplating for client accounts. Portfolio managers are also subject to the following additional restrictions and reporting requirements.

•	Prohibited from purchasing or selling any reportable security of the same issuer that is held in a client account; and
•	Prohibited from purchasing or selling any security on the Watch List.

Any violation of the above trading restrictions will result in the portfolio manager to either: 1) selling the reportable security and relinquishing any gain from the transaction (exclusive of commissions) to a charity; or 2) relinquishing to a charity the difference (exclusive of commissions) between the portfolio manager’s sales price and SCA’s sales price (assuming the portfolio manager’s sales price is higher) multiplied by the number of shares sold by the portfolio manager. The portfolio manager will be responsible for the tax consequences of such transactions.

New portfolio managers can continue to hold or, upon pre-approval, sell securities also owned by or contemplated for Seven Canyons’ managed account(s) if those securities were acquired before assuming the portfolio manager role.

6.	Prohibited transactions

Employees are prohibited from purchasing or selling options or futures of a Reportable Security owned by a Seven Canyons managed account.

7.	Restricted List

Seven Canyons’ CCO will maintain a Restricted List of Securities in the Electronic Reporting System. The Restricted list will contain a list of securities about which Seven Canyons might have received Material Non-Public Information. Employee pre-clearances for trading in a security contained on the Restricted List will be denied.

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Exhibit (p)(6)

8.	Statements for Reportable Accounts

Seven Canyons must collect information regarding the personal trading activities and holdings of all Employees. Employees will enter account information through the Electronic Reporting System (account number, account name, date of account opening and Broker/Dealer) for all Reportable Accounts. Certain Reportable Accounts will qualify for a Brokerage Feed from their Broker/Dealer (“B/D”) which allows the B/D to send transactional and holdings data directly into Electronic Reporting System for an Employee. If a Reportable Account does not qualify for a Brokerage Feed, it will be the Employee’s responsibility to provide statements.

9.	Quarterly Transaction Reports

Each quarter, Employees must report all Reportable Securities transactions in covered accounts via the Electronic Reporting System. It is the Employees responsibility to ensure the accuracy of such data and notify the CCO or their designee if any discrepancies are found. Employees must also report any new accounts opened during the quarter which can hold Reportable Securities.

10.	Initial and Annual Holdings Reports

Employees must periodically report the existence of any account that holds any Reportable Securities. Employees who do not have any holdings and/or accounts to report are still required to submit the Initial and Annual Holdings Reports via the Electronic Reporting System.

•	Initial Holdings Report

No later than 10 calendar days after becoming an Employee of Seven Canyons, Employees must report the following information to the CCO via the Electronic Reporting System. (This information must be current as of a date no more than 45 days prior to the date of becoming an Employee of Seven Canyons.):

The title and type of security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Employee has any direct or indirect beneficial ownership;

The name of any broker, dealer or bank with which the Employee maintains an account in which any securities are held for the Employee’s direct or indirect benefit; and

The date on which the Employee submits the report.

•	Annual Holdings Report

As of December 31 of each year, Employees must certify to the accuracy of holdings as recorded in the Electronic Reporting System no later than 45 days after December 31. Employees are certifying to:

The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Employee has any direct or indirect beneficial ownership;

The name of any broker, dealer or bank with which the Employee maintains an account in which any securities were held for the Employee’s direct or indirect benefit; and

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Exhibit (p)(6)

The date the Employee submit the report.

11.	Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Employee is not required to submit:

•	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan.
•	It may be possible for Employees to exclude accounts held personally or by immediate family members sharing the same household if the Employee does not have any direct or indirect influence or control over the accounts. Employees should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.
•	Employees’ third-party managed discretionary accounts and third-party managed trusts that the Employee is a grantor or beneficiary of (“Managed Accounts”) are generally not subject to reporting requirements. Employees must formally request an exception for Managed Accounts through the Electronic Reporting System and must submit a copy of the discretionary account management agreement or a copy of the declaration of trust, along with the contact information of the third-party manager or trustee, to the CCO. The CCO may request written certification or other documentation evidencing that the Employee does not have discretion over the account from the unaffiliated investment adviser or trustee. On a sample basis, the CCO may also request reports on holdings and/or transactions made in the trust or discretionary account to identify transactions that would have been prohibited pursuant to the Code of Ethics, absent reliance on a reporting exception.

12.	Review of Employee Trading

The CCO or his or her designee may periodically review Employee trades against the Firm’s trades or other market information to ensure that no Employee uses his or her position at the Firm to unfairly advantage themselves. This may include reviewing for manipulative practices including front running, tailgating, trading opposite of the firm and insider trading.

Employee trades should be executed in a manner consistent with our fiduciary obligations to our Clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Employee trades must not be timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Employee’s ability to fulfill daily job responsibilities.

The CCO is outsourced and is an employee of Key Bridge Compliance, LLC (“KBC”). The CCO as well as any other KBC employee who is deemed to be an Access Person under this Code of Ethics are subject to a strict Code of Ethics that is more restrictive than this Code of Ethics. Regardless of the requirements under this Code of Ethics, KBC personnel are required to submit periodic reports and attestations relating to securities accounts, holdings, and transactions as well as political contributions, Outside Business Activities, and gifts and entertainment via KBC’s master Electronic Reporting System that covers all client accounts that the KBC employee is deemed to be an Access Person of. Unless the KBC employee’s account is managed, KBC employees are subject to trade preclearance requirements regardless of whether the investment adviser client’s individual Code of Ethics requires preclearance. That reporting is submitted to and is reviewed by KBC’s management who is responsible for supervising KBC employees assigned to client accounts. Reports of trading activity by KBC Access Persons are provided to Seven Canyons’ COO annually and upon request.

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Exhibit (p)(6)

Disclosure of the Code of Ethics

Seven Canyons will describe its Code of Ethics in Part 2A of Form ADV and, upon request, will furnish Clients with a copy of the Code of Ethics. All Client requests for Seven Canyons’ Code of Ethics should be directed to the CCO.

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Exhibit (p)(6)

Exhibit A – Reportable Accounts

Account types	Reportable Account under the Code?	Notes
Private placement (includes private fund(s) managed by Seven Canyons)	Yes
Any account that can hold any Reportable Security (e.g., Brokerage, trust, IRA, Roth IRA, UTMA, UGMA) that Employees have beneficial ownership in or investment influence/control over	Yes
ESOPs from former employers	Yes	This includes both public and private equity.
401(k) plans from former employers	Maybe	If the plan holds Reportable Securities, it is reportable.
Third party managed accounts, including Robo-Advised Accounts	Maybe excluded (upon CCO’s review) from reporting.	Documentation, such as a copy of the Discretionary investment management agreement must be submitted to CCO.
529 Plans	No
Seven Canyons’ 401(k) plan	Yes

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Exhibit (p)(6)

Exhibit B – Reportable Securities

Security types	Reportable under the Code?	Subject to Pre-clearance under the Code?
bonds, options, futures contracts on other securities, participations in profit-sharing agreements, and interests in oil, gas, or other mineral royalties or leases, and any instrument commonly known as a security	Yes	No*
Public equity	Yes	Yes
Private Placements (includes private fund(s) managed by Seven Canyons)	Yes	Yes, for initial investments. Additional subscriptions do not need to be pre-cleared just reported.
IPO’s	Yes	N/A – IPOs are not permitted
Closed-end funds, Business Development Companies (BDCs), Exchange Traded Funds (ETFs), and Exchange Traded Notes (ETNs)	Yes	No
Open-End Investment Companies (i.e., mutual funds)	Yes, if they are managed by Seven Canyons (i.e., Reportable Funds).	Yes, if they are managed by Seven Canyons (i.e., Reportable Funds).
Shares Issued by Money Market Funds	No	No
Direct Obligations of the Government of the United States	No	No
Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements	No	No

*	Purchasing or selling options or futures of a Reportable Security owned by a Seven Canyons managed account is prohibited.

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Exhibit (p)(6)

Exhibit C – Reporting Obligations

Reporting requirement	At hire	Frequency of on-going reporting
Securities Holdings Report	Yes	Annual
Securities Transaction Report	No	Quarterly
Outside Business Activities Attestation	Yes	Quarterly
Gifts and Entertainment Attestation	No	Quarterly
Political Contributions Attestation	Yes	Quarterly
Reportable Accounts Attestation	Yes	Quarterly

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